Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors Harleysville Group Inc.:


We consent in this prospectus and the related registration statement to the use of our report dated February 14, 2003, with respect to the consolidated balance sheets of Harleysville Group Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the reference of our firm under the heading "Experts" in the prospectus and the related registration statement.


/s/ KPMG LLP
Philadelphia, PA
April 10, 2003